Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Wallbox N.V. for the registration of up to 49,817,456 of its Class A ordinary shares and to the incorporation by reference therein of our report dated March 21, 2024, with respect to the consolidated financial statements of Wallbox N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

/s/ Ernst & Young, S.L.

Barcelona, Spain

September 5, 2024